Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered by and between Longeveron, LLC, a Delaware limited liability company with offices located at 1951 NW 7th Ave., Ste. 520, Miami, Florida 33136 (the “Company”), and James Clavijo, an individual with a legal address of 1720 Jefferson Street, Apt 204, Hollywood, FL 33020 (the “Employee”), as of the date(s) set forth on the signature page(s) hereto, effective as of August 12th, 2020 (the “Effective Date”).

WHEREAS, the Company and the Employee desire to enter into this Agreement and to commence the employment of Employee upon the terms and conditions set forth herein;

WHEREAS, Employee acknowledges that during his/her employment with the Company, the Employee will have access to certain confidential, proprietary information and trade secrets belonging to the Company’s (existing and future) business and that Employee has an obligation not to disclose, misappropriate, use for his own personal or a third party’s purposes and/or unfairly benefit from the Company’s confidential, proprietary, information, trade secrets, customers, prospective customers and good will;

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, the Company and Employee hereby agree as follows:

1. Reaffirmation of Recitals. The foregoing recitals are complete, true and correct and are incorporated herein and made part hereof by this reference. Employee acknowledges the Company’s reliance thereon as a material inducement to enter into this Agreement.

2. Term. Subject to Section 5 below, the term of this Agreement shall be one (1) year commencing on the date of this Agreement (the “Initial Term”). After the Initial Term, this Agreement shall be automatically renewed for successive one (1) year periods (each a “Renewed Term”), unless, at sixty (60) days prior to the end of the Initial Term or a Renewed Term, either party delivers written notice to the other that the Agreement is not to be renewed, in which case, the Agreement and Employee’s employment hereunder shall be terminated as of the end of the applicable Initial Term or Renewed Term. The Initial Term and any Renewed Term shall be collectively referred to as the “Term.”

3. Position and Duties.

(a) During the Term, Employee shall be employed as the Chief Financial Officer and Treasurer (“CFO”), and shall report to the President. Employee shall have such duties and responsibilities as are reasonably commensurate with Employee’s position, including those duties specified in the attached Schedule A, and such other duties and responsibilities as the President may reasonably assign to Employee from time to time. Employee shall devote all of Employee’s working time to the fulfillment of Employee’s duties and responsibilities under this Agreement, and Employee shall perform such duties and responsibilities to the best of Employee’s abilities, and in a trustworthy, businesslike and efficient manner. Employee shall not be actively involved in any other trade or business or as an Employee of any other trade or business. Employee shall at all times comply with and be subject to such policies and procedures as the Company may establish or change from time to time (“Policies”); provided, however, that in the event of a conflict between the terms of this Agreement and the provisions of any such Policies, the terms of this Agreement shall control.

(b) Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the Company and to do no act which would, directly or indirectly, injure the Company’s business, interests, or reputation. In keeping with Employee’s fiduciary duties to the Company, Employee agrees that Employee shall not become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity that might involve a possible conflict of interest without first obtaining approval in accordance with the Company’s Policies.

(c) The Company recognizes that Employee may, without violating this Agreement, engage in or continue to engage in outside activities that do not involve a conflict of interest, such as serving on community boards or the boards of professional or trade organizations, volunteering for community organizations or professional or trade organizations, managing personal investments, engaging (to an extent that does not interfere with Employee’s performance of his duties) in business ventures that do not involve a conflict of interest, or engaging in charitable activities.

(d) Employee shall perform Employee’s duties at the Company’s office located at Life Science & Technology Park, 1951 NW 7th Avenue, Suite 520, Miami, FL 33136, or at such other locations as the Company may designate. Employee’s duties also shall include travel reasonably commensurate with Employee’s position.

4. Compensation and Benefits. During the Term, Employee shall receive the following compensation:

(a) Base Salary. The Company shall pay Employee an annual salary of one hundred and fifty thousand dollars ($150,000.00) (the “Base Salary”), in accordance with the Company’s normal payroll practices (subject to appropriate tax and other withholdings). Employee’s Base Salary will be subject to annual review and adjustment by the Board, and to increase based on financial metrics specified in Schedule A.

(b) Annual Bonus. Employee will be eligible to receive a discretionary annual bonus (“Annual Bonus”), and bonuses tied to the financial metrics specified in Schedule A. The Annual Bonus will be tied to the performance metrics specified in the attached Schedule A. All determinations relating to the performance metrics, Employee’s level of participation and payout opportunity, and the extent to which Employee has met the applicable goals, shall be made in the sole discretion of the President or such person or committee to which such authority has been granted by the Board and President. Employee must be employed by the Company on the date that the Annual Bonus, if any, is actually paid in order to be eligible to receive any such Annual Bonus.

(c) Incentive Unit Plan. Promptly following the completion of the valuation of the Company’s Series C Units, Employee shall be granted an option (“Option”) to purchase Series C Units (“Units”), or other such equity, including but not limited to Restricted Stock Units, of the Company in accordance with, and subject to the terms and conditions of the Plan and Option Award Agreement attached hereto. The Option’s exercise price shall be equal to the fair market value of a Series C Unit on the date of the grant.

(d) Vacation. Employee shall be entitled to twenty (20) days of paid vacation per year (prorated for partial years), to be taken at times mutually acceptable to Employee and the Company, and to such paid holidays as are observed by the Company from time to time. Paid vacation that is not used in a year will be handled in accordance with Company Policies. For purposes of this Section 4(d), the word “year” means the twelve (12) month period the Company uses administratively for purposes of vacation records.

(e) Welfare and Retirement Benefits. Employee shall be eligible to participate in each of the Company’s employee benefit plans and programs, in accordance with the terms thereof and as they may be changed from time to time, that the Company offers to similarly situated employees, if any, for so long as the Company shall continue to offer said plans and programs, and subject to Employee’s payment of any required contributions. Notwithstanding any provision of this Agreement to the contrary, nothing contained herein shall be construed to limit, condition, or otherwise encumber the rights of the Company, in its sole discretion, to amend, discontinue, substitute or maintain any benefit plan, program, or perquisite applicable to employees of the Company generally.

(f) Tax Withholding. The Company shall withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling. Except where the Company is so required to withhold and remit any such taxes, Employee shall be responsible for any and all federal, state, city or other taxes that arise out of any compensation, benefits or amounts payable to Employee hereunder.

(g) Expenses. During the Term, and subject to the provisions of Section 21(d) of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable and documented business expenses Employee incurs in accordance with the policies and procedures established by the Company from time to time, provided that Employee properly accounts therefor in accordance with Company policy, as may be amended from time to time.

5. Termination and Termination Compensation.

(a) General. This Agreement and Employee’s employment with the Company hereunder shall be terminated prior to the end of the Term in accordance with the provisions of this Section 5: (i) automatically upon Employee’s death, (ii) at any time by the Company in the event of Employee’s Disability, (iii) at any time by the Company upon written notice to Employee for Cause, (iv) voluntarily at any time by Employee or the Company upon sixty (60) days’ advance written notice to the other, or (v) at any time by Employee for Good Reason.

(b) Definitions. For purposes of this Agreement:

(i) “Cause” means, as determined by the Company: (A) the commission by Employee of an act of theft, fraud, embezzlement, falsification of the Company or customer documents, misappropriation of funds or other assets of the Company or its affiliates, involving the property or affairs of the Company or its affiliates; (B) the conviction of Employee (by trial, upon a plea or otherwise) or the admission of guilt or a plea of nolo contender by Employee, of any felony or criminal act of moral turpitude; (C) the failure of Employee to substantially perform his duties or responsibilities under this Agreement, or follow the reasonable instructions of the Company, provided that if such failure is capable of cure in the determination of the Company, Employee is given written notice of any such failure, which notice shall specify in reasonable detail the nature of the failure to substantially perform, and Employee fails to remedy the same within thirty (30) days of receipt of such notice; (D) the breach by Employee of any provision of this Agreement, or of any fiduciary duty to the Company or violation of any other contractual, statutory, common law or other legal duty to the Company or its affiliates; (E) gross negligence or willful misconduct by Employee the performance of Employee’s duties; (F) Employee’s material violation of any written policy or procedure of the Company, provided that if such violation is capable of cure in the Company’s determination, Employee is given written notice of any such violation, which notice shall specify in reasonable detail the nature of the violation, and Employee fails to remedy the same within thirty (30) days of receipt of such notice; or (G) conduct that brings the Company into public disgrace or disrepute in any material respect.

(ii) “Disability” means, if the Company or any of its affiliates sponsors a long-term disability plan that covers Employee, the standard such long-term disability plan uses to determine a participant’s eligibility for benefits, provided, that the long-term disability insurer had accepted Employee’s claim, and provided further, that Employee’s incapacity is likely to be continuous for at least six (6) months or be permanent. If Employee is not covered by such a long- term disability plan, however, then “Disability” means Employee becomes physically or mentally incapacitated so as to be unable to perform the essential function of Employee’s job, with or without a reasonable accommodation, and such incapacity is likely to be continuous for at least six (6) months or be permanent. Any disputes as to whether Employee meets the standard of Disability set forth herein shall be resolved initially through consultation between Employee’s treating physician and a physician retained by the Company (collectively the “Treating Physicians”). If the Treating Physicians cannot agree, then the Treating Physicians shall select an independent physician who is a recognized specialist in the condition(s) causing the incapacity, who shall render a binding determination as to Disability after full consultation with the Treating Physicians, examination of any relevant medical records, and reviewing the results of relevant medical tests.

(iii) “Good Reason” means, without Employee’s express written consent, a material diminution in Employee’s authority, duties, or responsibilities (excluding any change made in connection with the termination of Employee’s employment for Cause, or on account of Employee’s death or Disability, or temporarily as a result of Employee’s incapacity or other absence for an extended period); a change in the geographic location where Employee must render services by more than fifty (50) miles, provided that any such relocation materially increases the length of Employee’s normal daily work commute; or a material breach of this Agreement by the Company. In order for Employee to resign for Good Reason: (A) the Company must be notified by Employee in writing within sixty (60) days of the event constituting Good Reason; (B) the event must remain uncorrected by the Company for thirty (30) days following such notice (the “Company Notice Period”); and (C) if the Company fails to cure the same during the Company Notice Period, then the termination must occur within sixty (60) days after the expiration of the Notice Period. Notwithstanding the foregoing, an across-the-board salary reduction affecting Employee and other similarly situated Employees of the Company shall not constitute Good Reason.

(c) Termination by the Company for Cause or as a result of Death or Disability; Resignation by Employee without Good Reason; and Nonrenewal of a Term.

(i) If the Company terminates this Agreement and Employee’s employment hereunder for Cause, if this Agreement and Employee’s employment hereunder are terminated because of Employee’s death or Disability, if Employee terminates this Agreement and his employment hereunder without Good Reason, or the Agreement and Employee’s employment hereunder is not renewed at the expiration of the Term, Employee shall be entitled to receive only the following compensation (collectively, the “Accrued Rights”):

(A) the Base Salary through the date of termination;

(B) payment for any earned but unused vacation time (as described in Section 4(d));

(C) such welfare and retirement benefits, if any, as to which Employee may be entitled under the terms thereof (as described in Section 4(e)); and

(D) such reimbursable business expenses as may be due and owing to Employee under Section 4(g), provided Employee submits a claim for such expenses within thirty (30) days after Employee’s employment is terminated.

(ii) The amount due under Section 5(c)(i)(A) and (B) shall be paid on the first regular payday following the date of Employee’s termination (or sooner if required by law). The amount due under Section 5(c)(i)(C) shall be paid in accordance with the terms of the plans that provide those benefits. The amount due under Section 5(c)(i)(D) shall be paid in accordance with time period set forth in Section 4(g).

(d) Termination by the Company without Cause or by Employee for Good Reason.

(i) If the Company terminates this Agreement and Employee’s employment hereunder without Cause (other than by reason of Disability), or if Employee terminates this Agreement and Employee’s employment hereunder for Good Reason, Employee shall receive only the following compensation:

(A) the Accrued Rights; and

(B) after the first year of employment (date employment began with Company is 24 June 2019), a severance benefit equal to 6 months of the Employee’s then existing annual Base Salary.

Severance benefit payment shall be made in equal installments, at least monthly, in accordance with the Company’s established payroll procedures, beginning after the release referred to in Section 5(d)(ii) becomes effective, but in no event later than the sixtieth (60th) day following Employee’s termination date. The first such payment shall include payment of all amounts of severance pay that otherwise would have been due prior to such date, applied as though such payments commenced on the next normal pay date immediately following Employee’s termination date; provided that after the Initial Term, Employee shall accrue one additional month of severance for each additional full year of employment after the Initial Term up to a maximum of twelve (12) months; and

(C ) in the event that a change of control is the cause for termination of employment, severance shall be accelerated to provide for the full payment of twelve (12) months of severance.

(D) If Employee timely elects to continue health benefits coverage under COBRA, the Company will reimburse Employee, subject to the provisions of Section 21(d) of this Agreement, the amount of the COBRA premiums paid by for the initial two (2) months of COBRA continuation coverage.

(ii) As a condition to the receipt of the severance benefits set forth in clause (i)(B) and (C) of this Section 5(d), Employee must (A) execute and not timely revoke a release, substantially in the form attached hereto as Exhibit A within twenty-one (21) days after Employee’s employment is terminated (within forty-five (45) days after Employee’s employment is terminated in the case of a group termination), and (B) Employee must continue to comply with Employee’s obligations under Sections 5(g), 6, 7, 8, and 9 of this Agreement.

(iii) Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under this Section 5 is owing and the amounts due to Employee pursuant to Section 5 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual, provided that in the event Employee breaches any of Employee’s obligations under Section 6, 7, 8 or 9 of this Agreement, then, in addition to the Company’s right to specific performance pursuant to Section 10 or any other rights that the Company may have under this Agreement or otherwise, the Company shall have the right to terminate the payment of any remaining amounts to which Employee would otherwise be entitled pursuant to Section 5(d)(i).

(e) Board and Officer Resignations. Upon termination of Employee’s employment hereunder for any reason, Employee shall be deemed to have resigned, effective as of the date of such termination and to the extent applicable, from all Board or Officer positions held with the Company and any affiliates of the Company.

(f) Employee’s Continuing Obligations. Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement and Employee’s employment hereunder for any reason shall not terminate Sections 5(g), 6, 7, 8, 9, and 10 or Employee’s obligations thereunder, each of which shall survive such termination.

(g) Assistance by Employee. During any period in which any severance benefits are being paid to Employee under this Agreement after the date of termination, Employee shall provide to the Company reasonable levels of assistance in answering questions concerning the business of the Company, transition of responsibility, or litigation, provided that all out of pocket expenses Employee reasonably incurs in connection with such assistance shall be fully and promptly reimbursed by the Company, and any such assistance shall not interfere or conflict with the obligations which Employee may owe to any other employer.

6. Confidential Information and Trade Secrets.

(a) Except as set forth in Section 6(b), during Employee’s employment and perpetually after the termination of such employment, Employee: (i) shall not communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and shall hold in strict confidence for the benefit of the Company, all Confidential Information and Trade Secrets (as defined below); and (ii) shall not use any Confidential Information or Trade Secrets for Employee’s personal benefit, for the benefit of any third party or other than in the course and within the scope of Employee’s employment with the Company.

(b) Notwithstanding the foregoing, Employee may disclose such Confidential Information and Trade Secrets: (i) during the course of and within the scope of Employee’s employment to persons, firms or corporations who have a legitimate need to know such Confidential Information or Trade Secrets, including, but not limited to, the Company’s Affiliates; (ii) as part of truthful testimony in response to compulsory legal process; (iii) while participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction; (iv) to a government official or to an attorney for the purpose of reporting or investigating a suspected violation of law, in conformity with the Defend Trade Secrets Act; or (v) in a complaint or other document filed in a lawsuit or other legal proceeding, so long as such filing is made under seal and in conformity with the Defend Trade Secrets Act.

(c) As used herein, “Confidential Information” means the whole or any portion or phase of any data or information relating to the Company’s or an Affiliate’s business, services, products, solutions, processes or techniques (whether or not copyrighted, patented or patentable) which: (i) has been disclosed to Employee orally or in writing or about which Employee became or shall become aware as a consequence of, through or during Employee’s employment by the Company; (ii) has value to the Company; and (iii) is not generally known by others; provided, however, that Confidential Information shall not include any “Excluded Information,” as defined below. Confidential Information includes non-public regulatory filings with the Food & Drug Administration, information describing patents in progress, etc.

(d) As used herein, “Trade Secrets” means: (i) any useful process, machine or other device or composition of matter which is new or which Employee has a reasonable basis to believe may be new, and which is being used or studied by the Company or its Affiliates and is not described in a patent or described in any literature already published and distributed externally by the Company or its Affiliates; (ii) any software, data, design, plan, tool, process or method employed by the Company or its Affiliates, whether patentable or not, which is not generally known to others; (iii) marketing plans and concepts; (iv) product development plans and proposals; (v) financial information or projections regarding the Company or its Affiliates; (vi) financial, pricing and/or credit information regarding clients, licensors or vendors of the Company or its Affiliates; (vii) a listing of names, postal addresses, email addresses or telephone numbers of customers or clients of the Company or its Affiliates; (viii) contracts and other legal documents belonging to the Company or its Affiliates; (ix) internal corporate policies and procedures of the Company or its Affiliates; (x) any other information designated as a Trade Secret by the Company or its Affiliates at the time of its disclosure to Employee; and (xi) any other information otherwise falling within the definition of a “Trade Secret” pursuant to the Defend Trade Secrets Act and the Florida Uniform Trade Secrets Act, F.S. Section 688.001, et.seq.; provided, however, that “Trade Secrets” shall not include any “Excluded Information,” as defined below. “Trade Secrets” shall also include matters which have been disclosed to the Company by a third party which would otherwise fall within the foregoing categories and with respect to which the Company owes a duty of confidentiality.

(e) As used herein, “Excluded Information” means any data or information that Employee can establish is or was: (i) already known to or otherwise in the possession of Employee when Employee received it from the Company or its Affiliates; (ii) publicly available or otherwise in the public domain; (iii) rightfully obtained by Employee from a third party not under any obligation to the Company or its Affiliates to maintain its secrecy and without breach of this Agreement by Employee; or (iv) independently developed hereafter by Employee without use of Confidential Information or Trade Secrets.

(f) As used herein, “Affiliates” means any person or entity that controls, directly or indirectly, the Company, and all persons or entities that are controlled, directly or indirectly, by the Company, where control may be by management authority, equity interest or otherwise.

7. Non-Competition; Non-Solicitation.

(a) Employee acknowledges that the Company and the Company’s Affiliates have a legitimate business interest in maintaining its customers and goodwill. In light of the foregoing and as part of the consideration for Employee’s employment and the compensation now or hereafter paid to Employee, Employee agrees as follows:

(i) To the fullest extent permitted by law during the term of Employee’s employment with the Company under this Agreement, and for the period of twenty-four (24) months after the date of termination of Employee’s employment under this Agreement for any reason (the “Non-Compete Period”), Employee will not, directly or indirectly, participate in the ownership, management, operation or control of, or work for or provide consulting services to, any person or entity that is engaged in, or attempting to engage in, any line of business or project which, directly or indirectly, provides any of the services, products or research the Company or the Company’s Affiliates provide, in any of the areas where the Company or the Company’s Affiliates do business; provided, however, that this restriction applies only with respect to the Company’s Affiliates from whom or with respect to which Employee received or had access to Confidential Information and Trade Secrets;

(ii) During the Non-Compete Period, Employee will not directly or indirectly, for Employee’s benefit or as an agent or Employee of any other person or entity, solicit the employment or services of any Person Employed by the Company or the Company’s Affiliates, induce any Person Employed by the Company or the Company’s Affiliates to leave his or her employment with the Company or the Company’s Affiliates, or hire any Person Employed by the Company or the Company’s Affiliates. For purposes of this Section 7, the term “Person Employed by the Company or the Company’s Affiliates” means any person who is or was an Employee of the Company at the time of or within the twelve (12) months preceding the solicitation, inducement, or hiring; and

(iii) During the Non-Compete Period, Employee will not, directly or indirectly, for Employee’s benefit or as an agent or Employee of any other person or entity, solicit or induce any customers, distributors, vendors, licensors or suppliers of the Company or the Company’s Affiliates with whom Employee had contact during Employee’s employment, or for whom Employee received Confidential Information and Trade Secrets, to divert their business from the Company or the Company’s Affiliates to any other person or entity or in any way interfere with the relationship between any such customer, distributor, vendor, licensor or supplier and the Company or the Company’s Affiliates (including, without limitation, making any negative statements or communications about the Company or the Company’s Affiliates).

(b) Employee understands that the provisions of Sections 6 and 7 of this Agreement may limit Employee’s ability to earn a livelihood in a business similar to the business in which Employee is involved, but as an Employee member of the management group of the Company, Employee nevertheless agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; (iii) the consideration provided under this Agreement, including without limitation, any amounts or benefits provided under Sections 4 or 5 of this Agreement, is sufficient to compensate Employee for the restrictions contained in Section 6 and 7 of this Agreement; and (iv) the Company’s Affiliates are intended third party beneficiaries of the protections afforded by Sections 6 and 7 of this Agreement.

(c) In consideration of the foregoing and in light of Employee’s education, experience, skills and abilities, Employee agrees that Employee will not assert that, and it should not be considered that, any provisions of Section 6 or 7 otherwise are void, voidable or unenforceable or should be voided or held unenforceable. If, at the time of enforcement of Section 6 or 7 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

8. Copyrightable Works.

(a) Employee hereby acknowledges and agrees that each of the copyrightable works authored by Employee (including, without limitation, all bio-tech, software and related documentation), alone or with others, during Employee’s employment by Company shall be deemed to have been to be works prepared by Employee within the scope of Employee’s employment by Company. As such, Employee acknowledges and agrees that all such copyrightable works shall be deemed to be “works made for hire” under the United States copyright laws from the inception of creation of such works. To the extent possible, Employee waives any “moral rights” or other rights of attribution, throughout the world.

(b) In the event that any of such works shall be deemed by a court of competent jurisdiction not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Employee to the Company of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity. Employee hereby assigns all right, title and interest in and to any such works to the Company, including the right to sue for and recover damages for past infringement. The fact that such copyrightable works are created by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph.

(c) Employee shall execute and deliver to the Company such further instruments or documents as may be requested by Company in order to effectuate the purposes of this Section 8.

9. Inventions.

(a) Employee does not have any right, title or interest in, nor has Employee made or conceived, wholly or in part, prior to the execution of this Agreement, any ideas, inventions, discoveries and improvements, except as disclosed on the attached Exhibit B.

(b) All ideas, inventions, discoveries and improvements Employee makes or conceives, solely or with others, while employed by the Company, where the subject matter of such ideas, inventions, discoveries and improvements results from or is suggested by any work that Employee does for or on behalf of the Company or relates in any way to the Company’s products, services or businesses (“Inventions”), shall belong to the Company, whether they are patentable or not. The fact that such Inventions are made or conceived by Employee outside of the Company’s facilities or other than during Employee’s working hours at the Company shall not diminish the Company’s rights with respect to such Inventions that otherwise fall within this paragraph;

(c) Employee hereby assigns all right, title and interest it may possess in and to such Inventions to the Company or its nominee, including the right to sue for and recover damages for past infringement and the right to claim priority to any applications filed that include those Inventions;

(d) At the request of the Company, either during or after the termination of Employee’s employment under this Agreement, Employee shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect relating to Inventions covered by this Agreement, and Employee shall execute or join in executing all papers or documents needed to assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in such Inventions, patent applications, and Letters Patent in accordance with the spirit of this Agreement; and

(e) In the event Employee is unable or unwilling to execute any documents as reasonably required to protect the Company’s Inventions, and to file copyright, patent, patent application and/or associated documents, Employee hereby irrevocably appoints the President of the Company as Employee’s attorney to execute and deliver such documents on Employee’s behalf and in Employee’s name and to do all other lawfully permitted acts to transfer the Inventions to the Company and further the transfer, issuance, prosecution and maintenance of all intellectual property rights therein, to the fullest extent permitted by law. All such Inventions shall remain the sole and exclusive property of the Company, whether patentable or not.

(f) Employee shall execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this Section 9.

10. Injunction.

(a) In the event of a breach or a threatened breach of the provisions in this Agreement, the Company shall be entitled to specific performance, including, without limitation, an injunction restraining such breach, it being recognized that any injury arising from a breach would be irreparable and would have no adequate remedy at law; however, nothing herein shall be construed as prohibiting the Company from enforcing its rights under this Agreement (which are not intended to be exclusive) or from pursuing any other remedy available for such breach or threatened breach at law or in equity.

(b) In addition, in the event of an alleged breach or violation by Employee of Section 6 of this Agreement, the Non-Compete Period set forth therein shall be tolled until such breach or violation has been cured. In the event that an action is commenced due to an actual, alleged or threatened breach of this Agreement, all costs of the dispute resolution contemplated by this Section 10 (including, without limitation, the attorneys’ fees of the parties) shall be borne by the party who is the least successful in such dispute resolution, which shall be determined by the court by comparing (i) the position asserted by each party on all disputed matters taken together to (ii) the final decision of such presiding party on all disputed matters taken together.

11. Choice of Law and Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding choice of law principles.

(b) Employee consents to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within Miami-Dade County in the State of Florida, and Employee irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts. Employee irrevocably waives Employee’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, or similar state or federal statutes.

12. Jury Trial Waiver. To the extent permitted by law, the parties agree to, and do hereby, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties against the other on any matter whatsoever arising out of or in any way connected with this Agreement or the parties’ performance hereunder, or any claim of damage resulting from any act or omission of the parties, or either of them, in any way connected with the Agreement.

13.  Arbitration of Disputes. Should any Dispute arise, such Dispute shall be resolved by the dispute resolution procedures set forth herein, which procedures shall be exclusive and shall be final and binding.

(a) For purpose of this Agreement, the term “Dispute” means: (i) a contention by either party that this Agreement has been breached; (ii) a dispute as to the meaning or interpretation of this Agreement or any provision thereof; (iii) a dispute as to the validity or enforceability of this Agreement or any provision thereof; or (iv) a contention that the Company or any of its affiliates or their Employees violated any federal or state law (including common law) or statute regarding Employee’s employment, termination of employment, consideration for continued employment, or wages or benefits. Notwithstanding the foregoing, any disagreement over whether something constitutes an arbitrable Dispute shall be resolved by a court; the arbitrator shall not have jurisdiction to resolve such disputes unless the parties mutually agree to submit that dispute to the arbitrator.

(b) A Dispute shall be brought to the attention of the other party in writing within six (6) months of the date the material facts giving rise to the Dispute first occurred. If the parties are unable to resolve the Dispute within thirty (30) days, the Dispute shall be processed and resolved by a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes. The place of the arbitration shall be within 35 miles of the Company’s principal place of business.

(c) Notwithstanding anything to the contrary in the National Rules for the Resolution of Employment Disputes, the Company shall pay the administrative fees due to the American Arbitration Association and all Disputes shall be processed on an individual basis between only the parties to this Agreement and not on a class, collective, private attorney general, or other representative basis absent mutual consent of the Parties.

(d) Nothing in this Agreement prohibits Employee from filing charges against the Company or with any federal, state, or local agency; however, Employee shall inform the agency of this Agreement if the underlying dispute or claim constitutes a Dispute.

(e) Disputes DO NOT INCLUDE the following types of claims and disputes:

ii. Claims seeking workers’ compensation or unemployment compensation benefits;

ii. Claims seeking benefit under an Employee benefit plan that provides its own claim procedures;

iii. Claims seeking equitable relief relating to the alleged breach of a restrictive covenant or confidentiality agreement or the alleged misappropriation of trade secrets; and

iv. Any other claims that, as a matter of law, the parties cannot agree to arbitrate.

14. Company Property. All rights, title and interest in all records, documents or files concerning the business of the Company, including, but not limited to, customer data, materials, processes, letters, Trade Secrets and Confidential Information, or other written or electronically recorded material, whether or not produced by Employee, shall be and remain the property of the Company. Upon termination of employment, Employee shall not have the right to remove any such records from the offices or premises of the Company even if such records are commingled with Employee’s personal records. In addition, Employee agrees to conduct a reasonably diligent search and return promptly to the Company all things of whatsoever nature that belong to the Company and all records (in whatsoever form, format or medium) containing or related to Trade Secrets and Confidential Information. If, following the termination of employment and a reasonably diligent search, Employee finds that he has inadvertently retained in his possession any things that belong to the Company or records containing or related to Trade Secrets and Confidential Information, then he shall promptly return same.

15. Separateness; Construction. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

16. Entire Agreement. This Agreement, and the Option Award Agreement executed of even date as this Agreement, contains the entire agreement between the parties pertaining to the terms of Employee’s employment, non-competition, trade secrets and confidential documents and information of the Company. No modification thereof shall be binding upon the parties unless the same is in writing signed by the respective parties.

17. Representations and Warranties. Employee hereby represents, warrants and agrees that: (a) Employee has the full power to enter into this Agreement and perform the services required of Employee as an Employee of the Company, without any restriction whatsoever; (b) in the course of performing services as an Employee of the Company, Employee will not violate the terms or conditions of any agreement between Employee and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any person or entity anywhere in the world; (c) Employee has not and will not disclose or use during his employment by the Company any confidential information that Employee acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (d) Employee has disclosed to the Company in writing any and all continuing obligations to others that require Employee not to disclose any information to the Company.

18. Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of the Company by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. No such assignment shall relieve Employee of any of Employee’s obligations under this Agreement. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee, whether by operation of law or otherwise, without the prior written consent of the Company.

19. Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20. Construction. The essential terms and conditions contained in this Agreement have been mutually negotiated between the parties hereto. No ambiguity in this instrument shall be construed or interpreted as against the drafter of this Agreement, as each party contributed to drafting of the provisions hereof.

21. Code Section 409A.

(a) General. The intent of the parties is that the payments and benefits under this Agreement comply with or be excepted from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment. For purposes of this agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). With respect to any payment subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. The Employee shall have no right to designate the date of any payment under this Agreement. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(b) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company and all of its controlled group members within the meaning of Section 409A and Treas. Reg. § 1.409A-1(h). Whether Employee has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

(c) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified Employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

(d) Expense Reimbursements. Except as otherwise expressly provided herein, all taxable reimbursements of expenses, in-kind benefits and/or cash allowances/premiums provided or paid by the Company to the Employee under this Agreement shall be made in accordance with and subject to the following terms and conditions: (i) reimbursements shall only be made to the extent that the expense was actually incurred and reasonably substantiated; (ii) no reimbursement of any expense incurred in one taxable year will affect the amount available for reimbursement in any other taxable year; (iii) reimbursements of eligible expenses shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and (iv) the right to reimbursement shall not be subject to liquidation or exchange for another benefit. To the extent required by applicable law, the Company will annually report as taxable wages and/or impute income to the Employee the value of any taxable benefits and/or payments to the Employee.

(e) Acknowledgement. Notwithstanding any provision of this Agreement to the contrary, Employee acknowledges and agrees that the Company and its Employees, officers, directors, subsidiaries and affiliates shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Company and/or its Employees, officers, directors, subsidiaries and affiliates to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A.

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

Longeveron, LLC

By:	/s/ Geoff Green
Name:	Geoff Green
Title:	Chief Executive Officer
Date:	12/19/2020

Employee

/s/ James Clavijo

Date: 12/18/2020

SCHEDULE A

The Chief Financial Officer/Treasurer (“CFO”) is an Executive-level role, with the holder being responsible for the finances of the Company. As a corporate officer position, the CFO reports directly to the Chief Executive Officer (“CEO”) and shall maintain the following responsibilities under the supervision of the President, consistent with the Company’s Business Plan and stated objectives, and subject to the performance metrics below:

●	The CFO agrees to devote his full business time, attention, skill and efforts to the faithful performance and discharge of his duties and responsibilities as CFO in conformity with the highest professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed under applicable law.
●	Provide leadership, direction and management of the finance and accounting (and team when applicable) in all areas of Company business
●	Provide strategic recommendations to the President and members of the executive management team
●	Maintain a system of policies and procedures that impose an adequate level of control over finance, accounting and treasury activities
●	Manage the processes for financial forecasting and budgets, and overseeing the preparation of all financial reporting and year-end tax planning
●	Advising on long-term business and financial planning
●	Ensure full transparency over the financial performance of the company
●	Provide advice on how to increase revenue and reduce costs, which includes the Company’s Bahamas and other foreign or off shore business activities, Contract Manufacturing, Grant Awards, etc.
●	Effectively and clearly communicate risks in a timely manner
●	Propose action plans to ensure that annual financial objectives are attained
●	Support President and other Executives/Senior management with preparation of periodic financial reports that can be shared with the board, stockholders, and financial auditors
●	Manage existing grant award finances according to awarded budgets, and related financial reporting
●	Assist in developing the budget for future Company grant applications.
●	Forecast cash flow positions, related financing needs, and funds available for operations and investment
●	Ensure that sufficient funds are available to meet ongoing operational and capital investment requirements
●	Maintain banking relationships
●	Arrange for equity financing and debt financing

Specific CFO Metrics tied to compensation:

●	Employee agrees that compensation may be subject to approval by a Board of Directors-appointed Compensation Committee. Beginning on the Effective Date of this Agreement.

o	For every $5.0 million (gross) invested in the Company, Employee will receive a cash bonus of $15,000.00, paid on the first business day of the first quarter that follows the receipt of the investment funds.

o	Salary adjustments associated with fund raising:

●	From and after the date December 1, 2020 until such time as Company becomes a publicly listed company, if at all, Employee’s annual base salary will be increased to $210,000 per annum, notwithstanding paragraph 4(a) of this Agreement. However, until such time as Company has raised at least $10.0 million (gross) after the Effective Date of this Agreement, Employee shall continue to be paid at the $150,000 annual base salary referenced in paragraph 4(a) of this Agreement, and the $60,000 difference between the $150,000 base salary and the $210,000 adjusted base salary shall be accrued on a monthly basis and not paid to Employee until the quarter following the completion and receipt of a capital raise of $10.0 million or more after the Effective Date of this Agreement.

●	If the Company becomes a publicly listed company, Employee base salary will increase to $250,000 beginning on the date the company becomes a publicly listed company.

EXHIBIT A

FORM OF RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Longeveron, LLC (“Company”) and James Clavijo (“Employee”).

WHEREAS, the Company terminated Employee’s employment on (“Termination Date”);

WHEREAS, the Company is willing to pay Employee certain severance in exchange for a release of claims and other commitments.

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, Company and Employee agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated herein.

2. Termination of Employment.

(a) The Company timely paid or will timely pay Employee, in accordance with its normal payroll and other procedures (or as otherwise required by law), for (i) Employee’s work through the Termination Date, (ii) Employee’s accrued but unused vacation pay for calendar year _____, and (iii) Employee’s properly reported and reimbursable business expenses, less all required tax withholdings and other deductions.

(b) Employee’s eligibility to participate in the Company’s group insurance and other welfare benefit plans and programs ceased as of the Termination Date, except that Employee’s group insurance medical benefits ceased or will cease on ____________, unless otherwise extended under COBRA.

(c) The foregoing payments and benefits have been or will be provided to Employee regardless of whether Employee signs or revokes this Agreement.

3. Severance Benefits.

(a) The Company will pay Employee severance, after the first year of employment (date employment began with Company is 24 June 2019), in an amount equal to 6 months of the Employee’s then existing annual Base Salary. (excluding bonuses, commissions, incentive payments and any other form of supplemental compensation) (a total of $ ________) (“Severance”), less all required tax withholdings and other deductions. The Company will pay the Severance to Employee within fourteen (14) days after this Agreement becomes effective (as described below), but in no event later than the sixtieth (60th) day following the Termination Date. Employee shall accrue one additional month of Severance for each additional full year of employment after the Initial Term, up to a maximum of twelve (12) months; and

(b) In the event that a change of control is the cause for termination of employment, severance shall be accelerated to provide for the full payment of twelve (12) months of severance; and

(c) If Employee timely elects to continue Employee’s group health benefits under COBRA, the Company will reimburse Employee, upon presentment of satisfactory proof of payment, the amount of Employee’s paid COBRA premiums for two (2) months.1

4. Release of Claims.

(a) Employee, on behalf of Employee and Employee’s heirs and personal representatives, hereby releases and forever discharges the Company, its direct and indirect subsidiaries, divisions, parents, affiliates, companies under common control of any of the foregoing, predecessors, successors, and assigns, and its and their past, present and future shareholders, partners, principals, managers, members, directors, officers, Employees, agents, attorneys, insurers, Employee benefit plans, trustees and all others acting in concert with them (collectively, the “Released Parties”), from any and all claims, actions, suits, proceedings, complaints, causes of action, grievances, debts, costs and expenses (including attorney’s fees), at law or in equity, known or unknown, suspected or unsuspected, whether legal or equitable, fixed or contingent, liquidated or un-liquidated, asserted or un-asserted, whether based in common law, statute, contract, warranty, tort or otherwise, that Employee has or may have through the date Employee signs this Agreement, arising out of, based on, or relating in any way to any acts or omissions that occurred, in whole or in part, prior to the time that Employee signs this Agreement, including, but not limited to, claims that arise out of, result from, or are in any manner related to Employee’s employment with the Company or separation from the Company, claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement, claims for wages, salary, commission, Employee benefits, vacation pay or other paid time off, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration arising out of the employment relationship with the Company, claims for breach of any express or implied contract, wrongful termination, retaliation, invasion of privacy, negligence, gross negligence, misrepresentation, express or implied duty of good faith and fair dealing, fraud, refusal to perform an illegal act, whistleblower, malicious prosecution, abuse of process, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination, retaliation or harassment based on race, religion, sex, marital status, genetic information, sexual stereotypes, gender identity, age, color, handicap and/or disability, national origin or any other protected class and any other claim based on or related to Employee’s employment with the Company or Employee’s departure therefrom, including, but not limited to, claims for violation of the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Americans With Disabilities Act Amendments Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963 as amended, the Ledbetter Fair Pay Act, the Civil Rights Acts of 1866, 1871 and 1991, the Immigration Reform and Control Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act, the Family and Medical Leave Act, the False Claims Act, the Florida Civil Rights Act of 1992, the Florida Whistleblower Act (Fla. Stat. §448.101-448.105), the Florida Constitution, the Florida False Claims Act, the Florida Workers Compensation Retaliation Statute (Fla. Stat. §440.205), the Florida Wage Discrimination Law (Fla. Stat. §448.07), the Florida Equal Pay Law, the Florida AIDS Act (Fla. Stat. §§110.125, 381.00 and 760.50), Florida OSHA (Fla. Stat. §442.018(2)), Florida Wage Payment Laws, Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida Family and Medical Leave Act, and any other international, federal, state or local law, ordinance, Employee order, code, rule, regulation, or statute, all as amended.

1 Be aware that if you cancel COBRA coverage in the future, then that may be deemed a voluntary relinquishment (and not a “qualifying event”) and, if so, this can delay the time when you could acquire coverage through an Affordable Care Act marketplace plan.

(b) Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to release any claims that cannot be released by law, such as claims for vested pension benefits or claims for workers’ compensation benefits, or release any rights to a defense or indemnification from the Company or its insurers for actions Employee took or failed to take during the course of Employee’s employment with the Company.

(c) Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to prevent, restrict or otherwise interfere with Employee’s right to (i) file a charge or complaint with any appropriate federal, state or local agency or court, (ii) testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such agency or court, (iii) enforce this Agreement, (iv) seek a judicial determination of the validity of the release of Employee’s rights under the Age Discrimination in Employment Act, or (v) report violations of any law administered by the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”), receive any financial awards from the SEC or OSHA for reporting possible violations of federal law or regulation, or make other disclosures protected under the whistleblower provisions of state or federal law or regulation.

(d) If an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a) of this Agreement, Employee hereby agrees to not, directly or indirectly, accept, recover or receive any resulting monetary damages or other equitable relief that otherwise would be due, and Employee hereby expressly waives any rights to any such recovery or relief, except as permitted by Section 4(c)(v).

5. Time Limits, Revocation and Effective Date.

(a) Employee acknowledges and agrees that Employee received this Agreement on the Termination Date. Employee has up to twenty-one (21) days from the date Employee received this Agreement to consider its terms. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period. If Employee signs this Agreement, Employee may still revoke Employee’s acceptance of the Agreement for up to seven (7) days after Employee signs it, by notifying the Company in writing before the expiration of that seven-day period. The written notice should be delivered in person or, if sent by mail, postmarked no later than the 7th day and mailed to:

[Insert name and address.]

(b) If not revoked, this Agreement will become effective on the 8th day after Employee signs it. If Employee does not sign this Agreement within the 21-day period, or if Employee timely revokes this Agreement during the seven-day revocation period, this Agreement will not become effective and Employee will not be entitled to the Severance Benefits provided for in Section 3.

6. Consult with an Attorney. The Company hereby advises Employee to consult with an attorney of Employee’s choice (at Employee’s expense) before Employee signs this Agreement. The Company will rely on Employee’s signature on this Agreement as Employee’s representation that Employee read this Agreement carefully before signing it, and that Employee has a full and complete understanding of its terms.

7. Representations. By signing below, Employee represents and agrees that the following are true and correct:

(a) Except for the wages and benefits to be paid to Employee regardless of whether Employee signs this Agreement, as described in Section 2, the Severance Benefits to be paid under this Agreement, and any vested pension benefits Employee may be entitled to receive, the Company does not owe Employee any other wages, compensation, or benefits of any kind or nature;

(b) The Company has provided Employee with all leave to which Employee was entitled and, to the best of Employee’s knowledge, Employee is not suffering from any work- related injuries;

(c) Employee has not received, is not receiving, and has not applied for Medicare:

(d) Employee has notified the Company of any charge or complaint Employee filed with any agency or court that is still pending before such court or agency;

(e) The Severance Benefits described in Section 3 are things that Employee is not entitled to receive in the absence of this Agreement;

(f) Employee has returned to the Company all property and information that belongs to the Company, including, but not limited to the following (where applicable): automobile; computers (desktop and laptop); phone; tablet; iPad; devices (including usb, external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Employee shall search Employee’s electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Employee has disclosed all Company property in Employee’s possession or control and returned such property as directed by Company; and

(g) Employee has not asserted any claim for sexual harassment or sexual abuse by any of the Released Parties and is not aware of any facts supporting such a claim.

(h) Employee is not aware of any violations of the law or Company agreements or policies, and is not aware of wrongdoing by the Company or its officers, including any alleged corporate fraud, that should be reported to authorities.

(i) Employee hereby voluntarily resigns as an Officer and/or Director of the Company or any Released Party effective as of the Termination Date.

8. No Re-employment. Employee acknowledges and agrees that he shall not knowingly re-apply for employment with the Released Parties, nor will Employee knowingly accept any employment or otherwise work for the Released Parties. Further, Employee agrees that his forbearance to seek future employment with the Released Parties is purely contractual and is in no way involuntary, discriminatory, retaliatory, or in violation of any contract or policy of the Released Parties. If Employee applies for employment with the Released Parties, the Released Parties are not under any obligation to process or otherwise act upon such application.

9. Confidentiality. Employee will keep this Agreement and its terms (other than the fact that Employee was terminated on the Termination Date) confidential and will not disclose such information to anyone other than Employee’s immediate family and professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Employee will be responsible for any breach of this Section by Employee’s immediate family members and professional advisors. Notwithstanding the foregoing, this Agreement does not prohibit Employee from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Employee under Sections 4(b) or (c).

10. Confidential Information.

(a) Employee will not disclose to any third parties any of the trade secrets and other confidential proprietary information of the Company, including, but not limited to, information regarding the Company’s operations, products, services, suppliers, customers, research, development, new products, marketing, marketing plans, business plans, budgets, finances, licenses, prices, and costs (“Confidential Information”) without the express written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement does not prohibit Employee from disclosing Confidential Information (i) as part of truthful testimony in response to compulsory legal process, (ii) while participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, (iii) to a government official or to an attorney for the purpose of reporting or investigating a suspected violation of law, in conformity with the Defend Trade Secrets Act, or (iv) in a complaint or other document filed in a lawsuit or other legal proceeding, so long as such filing is made under seal and in conformity with the Defend Trade Secrets Act.

(b) Employee’s obligations under this Section include, but are not limited to, any and all Confidential Information the Company provided to Employee, Employee developed on behalf of the Company, or to which Employee had access, as well as information third parties provided to the Company that the Company is obligated to keep confidential.

11. Applicable Law; Jurisdiction and Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law.

(b) Employee consents to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within Miami-Dade County in the State of Florida, and Employee irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts. Employee irrevocably waives Employee’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404 or similar state or federal statutes.

12. Entire Agreement; Other Agreements. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representation, promise, or agreement, oral or written, relating hereto that is not contained herein shall be of any force or effect. Moreover, if Employee entered in any other enforceable agreements with the Company that contain provisions that are not in direct conflict with the provisions of this Agreement, those other agreements shall remain in effect and the terms of this Agreement shall be in addition to such other such agreements.

13. No Disparagement. Employee will not make any defamatory or intentionally disparaging statements to any third parties regarding the Company, its services, or any of its Employees, officers, or owners. Notwithstanding the foregoing, this Agreement does not prohibit Employee from (a) providing truthful testimony in response to compulsory legal process,

(b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Employee under Sections 4(b) or (c).

14. No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.

16. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Employee has no rights to assign this Agreement.

17. Acknowledgements. Employee hereby acknowledges that Employee (a) has read this Agreement and understands all of its provisions; and (b) voluntarily enters into this Agreement, which is contractual in nature and contains a general release of claims.

18. Severability. If any term, provision or Section of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or Section, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

19. 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Employee shall have no right to designate the date of any payment under this Agreement. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A on any person and neither the Company, nor its subsidiaries or affiliates, nor any of their Employees, officers, directors or other representatives shall have any liability to Employee with respect thereto.

20. Further Assurances. Employee and the Company each agree to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.

21. Cooperation.

(a) Employee will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Employee’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Employee’s employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company.

(b) To the extent that Employee incurs (i) travel-related expenses, (ii) out-of- pocket expenses, and/or (iii) loss of wages as a result of Employee’s cooperation with the Company as contemplated by this Section 21 (“Cooperation Expenses”), the Company will promptly reimburse Employee (or will cause Employee to be promptly reimbursed) for such Cooperation Expenses, provided they are reasonable and were approved by the Company in advance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

Longeveron, LLC

By
Name
Title
Date

Date

EXHIBIT B

EMPLOYEE’S PRIOR INVENTIONS